Exhibit 4.1(d)

[NEVADA STATE SEAL]	BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street, Suite 1 Carson City, Nevada 89701-4201 (775) 684 5708 Website: www.nvsos.gov

Filed in the office of /s/ Barbara K. Cegavske	Document Number 20180022697-67
Barbara K. Cegavske Secretary of State	Filing Date and Time 01/12/2018 10:18 AM
State of Nevada	Entity Number C7726-1999

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Avalon Oil & Gas, Inc.

2. Stockholder Approval pursuance to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Article IV, "Conversion, of the Certificate of Designation is amended to read as follows:

(a) Right to Convert. At any time on or after the issuance of the Series A Preferred Stock. the holder of any shares of Series A Preferred Stock may elect to convert all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and non-assessable shares of Common Stock. as follows: Each share of Series A Preferred Stock shall, upon conversion. Represent 0.51% of the then "Fully-Diluted Shares Outstanding" of the Company. "Fully-Diluted Shares Outstanding" is computed

-------continued on attached sheet-------

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [Signature]

______________________________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After

CONTINUATION SHEET

AMENDMENT TO

CERTIFICATE OF DESIGNATION

AFTER ISSUANGE OF CLASS OR SERIES

AVALON OIL & GAS, INC.

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as the sum of the number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon exercise, conversion or exchange of outstanding options, warrants, convertible securities (including the shares of Series A Preferred Stock) or other rights, or upon exercise. conversion or exchange of securities which by their terms are exercisable, convertible or exchangeable for other securities exercisable. convertible or exchangeable for Common Stock. The effect of this provision is that if all 100 shares of the Series A Preferred Stock authorized hereby converted at once, the Company would issue the holders a number of shares of Common Stock representing (after the issuance) 51% of the Fully-Diluted Shares Outstanding.